EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption ‘‘Experts’’ and to the use of our reports dated March 19, 2009 relating to the balance sheet of ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P. and to the balance sheet of ICON GP 14, LLC in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-153849) and related Prospectus of ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P. for the registration of up to 420,000 limited partnership interests.

/s/Ernst & Young LLP
New York, New York
April 30, 2009